Exhibit 23.1

May 10, 2004












INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Savannah Electric and Power Company on Form S-3 of our report (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations) dated March 1, 2004, appearing in the Annual Report on Form 10-K of Savannah Electric and Power Company for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
May 7, 2004